DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2016

- 2.5% Increase in Domestic System-Wide Same-Store Sales -
- 9.7% Two-Year Growth in Domestic System-Wide Same-Store Sales -
- 21.0% Growth in Adjusted Net Income per Share* -
- Raises 2016 Full Year Guidance for Adjusted EBITDA* -

SPARTANBURG, S.C., May 2, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 30, 2016.

First Quarter Highlights

•	Domestic system-wide same-store sales grew 2.5%, comprised of a 3.5% increase at company restaurants and 2.3% growth at domestic franchised restaurants.

•	Opened 12 system restaurants including one company restaurant and six international locations.

•	Completed 57 remodels including five at company restaurants.

•	Company restaurant operating margin of $16.3 million increased 10.9% and franchise operating margin of $24.3 million increased 4.5%.

•	Adjusted EBITDA* of $22.5 million increased $3.7 million, or 19.7%.

•	Net Income of $10.0 million, or $0.13 per diluted share, grew 16.7%.

•	Adjusted Net Income per Share* of $0.12 grew 21.0%.

•	Generated $14.4 million of Free Cash Flow*, after capital expenditures of $5.3 million.

•	Allocated $3.9 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “Our start to the year was quite positive as we grew same-store sales on top of one of our strongest quarters of growth in the prior year. Our revenue growth, coupled with our ongoing focus on costs, resulted in margin improvement and growth in key profitability metrics. We remain focused on executing our brand revitalization strategy to offer affordable and craveable products delivered with consistent service in an inviting environment. Furthermore, given we are still in the early stages of our successful store revitalization efforts, with only 36% of the system reflecting the new Heritage image, we have an opportunity to further enhance our performance for the balance of 2016 and beyond. With ongoing same-store sales growth, an expanding global reach, and a highly franchised business model, the Free Cash Flow* we are generating enables us to make investments in our company restaurants and our brand support systems while returning excess cash to shareholders through our ongoing share repurchase program.”

First Quarter Results

Denny’s domestic system-wide same-store sales grew 2.5%, including a 3.5% increase at company restaurants and 2.3% increase at domestic franchised restaurants. During the quarter, Denny’s opened 12 restaurants, including 11 franchised locations and one company restaurant in partnership with Kwik TripTM convenience stores. In addition, the Company acquired one franchised restaurant and refranchised four company restaurants. Franchisees closed nine restaurants, bringing the total number of restaurants to 1,713.

Denny’s total operating revenue grew 3.7% to $124.6 million primarily resulting from an increase in company restaurant sales. Company restaurant sales grew 5.1% to $90.4 million primarily from the growth in same-store sales and increase in the number of company restaurants over the last 12 months. The Company has opened four restaurants, acquired four franchised restaurants, and refranchised five company restaurants during this time. Franchise and license revenue of $34.3 million increased $0.1 million primarily due to higher royalty revenue offset by a decrease in occupancy revenue.

Company restaurant operating margin of $16.3 million, or 18.0% of company restaurant sales, increased $1.6 million or 0.9 percentage points. Franchise operating margin of $24.3 million, or 70.8% of franchise and licensing revenue, increased $1.0 million, or 2.9 percentage points, primarily due to the increase in royalties.

Total general and administrative expenses of $16.9 million were flat to the prior year as lower incentive and deferred compensation costs offset an increase in share-based compensation and payroll and benefits expenses. Interest expense of $2.8 million increased by $0.7 million due to $68.0 million of additional debt outstanding compared to the prior year quarter. Denny’s ended the quarter with $221.5 million of total debt outstanding, including $201.0 million of borrowings under its revolving credit facility. The provision for income taxes was $5.5 million, reflecting an effective tax rate of 35.5%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.3 million in cash taxes during the quarter.

Denny's net income of $10.0 million, or $0.13 per diluted share, increased 16.7% compared to prior year quarter net income of $8.5 million, or $0.10 per diluted share. Adjusted Net Income per Share* of $0.12 increased 21.0% compared to the prior year quarter when excluding the $0.6 million operating gain on the sale of assets.

Free Cash Flow* and Capital Allocation

Denny’s generated $14.4 million of Free Cash Flow* in the quarter after investing $5.3 million in capital expenditures including remodeling five company restaurants and acquiring a franchised restaurant.

During the quarter, the Company allocated $3.9 million to repurchase 400,000 shares. As of March 30, 2016, the Company had approximately $34 million remaining under a $100 million authorized share repurchase program, including the impact of the $50 million accelerated share repurchase agreement announced in November 2015. As part of the agreement, the Company received approximately 3.5 million shares at the beginning of the term and will receive the remaining portion of the shares at the end of the agreement, which is expected to be completed no later than July 2016.

Pension Plan Liquidation

The Company’s Advantica Pension Plan, which was closed to new participants at the end of 1999, was liquidated in April, subsequent to the end of the first quarter. As a result of the liquidation, the Company made a required contribution of $9.5 million and expects to record an operating loss of approximately $24 million during the second quarter.

Business Outlook

Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “Our continued execution drove another quarter of growth in revenue, margins, and profitability. We believe that an additional avenue of growth will be opportunistic acquisitions of franchised restaurants. Including our anticipated increase in capital expenditures, our highly franchised business is expected to generate over $60 million of Free Cash Flow* in 2016, after completing substantially all remodels at company restaurants."

The following full year 2016 estimates are based on management’s expectations at this time and exclude any impact from the liquidation of the Advantica Pension Plan. The Company is increasing its expectations for Adjusted EBITDA* due to a positive start to the year and more favorable commodities costs.

•	Same-store sales growth at company restaurants between 1.5% and 2.5% with same-store sales growth at domestic franchised restaurants between 1% and 2%.

•	44 to 48 new restaurant openings, including one company operated restaurant in partnership with Kwik TripTM convenience stores, with net restaurant growth of 5 to 10 restaurants.

•	Acquisition of one franchised restaurant and refranchising of four company restaurants.

•	Total operating revenue between $500 and $505 million (vs. $501 and $506 million**) with franchise and licensing revenue between $139 and $140 million (vs. $140 and $141 million**).

•	Company margin between 16.5% and 17.5% (vs. 16% to 17%**) with franchise margin between 68.5% and 69%.

•	Total general and administrative expenses between $64 and $67 million.

•	Adjusted EBITDA* between $94 and $96 million (vs. $92 to $95 million**).

•	Depreciation and amortization expense between $21.5 and $22 million.

•	Net interest expense between $11 and $11.5 million.

•	Effective income tax rate between 33% and 37% with $3 to $5 million of cash taxes.

•
Cash capital expenditures between $19 and $21 million (vs. $18 to $20 million**) including the acquisition of one franchised restaurant, completion of approximately 25 remodels at company restaurants, the opening of one new company restaurant, and scrape and rebuild of one company restaurant.

•	Free Cash Flow* between $60 and $62 million (vs. $59 to $62 million**).

*
Adjusted Net Income excludes debt refinancing charges, impairment charges, and gains on sales of assets and other. Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow included in the following tables.

**	Represents guidance ranges provided in Denny's fourth quarter and full year 2015 earnings release dated February 17, 2016.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 30, 2016 on its quarterly investor conference call today, Monday, May 2, 2016 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 30, 2016, Denny’s had 1,713 franchised, licensed, and company restaurants around the world with combined sales of $2.8 billion including 117 restaurants in Canada, Puerto Rico, New Zealand, Mexico, Costa Rica, Dominican Republic, Honduras, Guam, the United Arab Emirates, Chile, Curaçao, El Salvador, and Trinidad and Tobago. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
ir@dennys.com
877-784-7167

Media Contact:
dennys@icrinc.com
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/30/16	12/30/15
Assets
Current assets
Cash and cash equivalents	$4,137	$1,671
Receivables	13,819	16,552
Assets held for sale	251	931
Other current assets	12,427	17,260
Total current assets	30,634	36,414
Property, net	122,444	124,816
Goodwill	33,667	33,454
Intangible assets, net	46,311	46,074
Deferred income taxes	28,426	29,159
Other noncurrent assets	27,355	27,120
Total assets	$288,837	$297,037

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,288	$3,246
Accounts payable	15,982	20,759
Other current liabilities	60,258	77,548
Total current liabilities	79,528	101,553
Long-term liabilities
Long-term debt, less current maturities	201,000	195,000
Capital lease obligations, less current maturities	17,192	17,499
Other	48,544	43,580
Total long-term liabilities	266,736	256,079
Total liabilities	346,264	357,632

Shareholders' deficit
Common stock	1,070	1,065
Paid-in capital	567,156	565,364
Deficit	(392,291)	(402,245)
Accumulated other comprehensive loss, net of tax	(28,457)	(23,777)
Treasury stock	(204,905)	(201,002)
Total shareholders' deficit	(57,427)	(60,595)
Total liabilities and shareholders' deficit	$288,837	$297,037

Debt Balances
(In thousands)	3/30/16	12/30/15
Credit facility revolver due 2020	$201,000	$195,000
Capital leases	20,480	20,745
Total debt	$221,480	$215,745

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/30/16	4/1/15
Revenue:
Company restaurant sales	$90,386	$85,982
Franchise and license revenue	34,256	34,189
Total operating revenue	124,642	120,171
Costs of company restaurant sales	74,111	71,308
Costs of franchise and license revenue	10,003	10,978
General and administrative expenses	16,927	16,936
Depreciation and amortization	5,493	5,024
Operating (gains), losses and other charges, net	(125)	608
Total operating costs and expenses, net	106,409	104,854
Operating income	18,233	15,317
Interest expense, net	2,774	2,087
Other nonoperating expense, net	27	29
Net income before income taxes	15,432	13,201
Provision for income taxes	5,478	4,668
Net income	$9,954	$8,533

Basic net income per share	$0.13	$0.10
Diluted net income per share	$0.13	$0.10

Basic weighted average shares outstanding	77,060	84,875
Diluted weighted average shares outstanding	78,877	87,465

Comprehensive income	$5,274	$6,983

General and Administrative Expenses	Quarter Ended
(In thousands)	3/30/16	4/1/15
Share-based compensation	$1,948	$1,705
Other general and administrative expenses	14,979	15,231
Total general and administrative expenses	$16,927	$16,936

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended
(In thousands)	3/30/16	4/1/15
Net income	$9,954	$8,533
Provision for income taxes	5,478	4,668
Operating (gains), losses and other charges, net	(125)	608
Other nonoperating (income) expense, net	27	29
Share-based compensation	1,948	1,705
Adjusted Income Before Taxes (1)	$17,282	$15,543

Interest expense, net	2,774	2,087
Depreciation and amortization	5,493	5,024
Cash payments for restructuring charges and exit costs	(494)	(402)
Cash payments for share-based compensation	(2,529)	(3,440)
Adjusted EBITDA (1)	$22,526	$18,812

Cash interest expense, net	(2,518)	(1,845)
Cash paid for income taxes, net	(311)	(298)
Cash paid for capital expenditures	(5,307)	(3,446)
Free Cash Flow (1)	$14,390	$13,223

Net Income Reconciliation	Quarter Ended
(In thousands)	3/30/16	4/1/15
Net income	$9,954	$8,533
Gains on sales of assets and other, net	(644)	(22)
Impairment charges	—	49
Loss on debt refinancing	—	293
Tax effect (2)	229	(113)
Adjusted Net Income (1)	$9,539	$8,740

Diluted weighted-average shares outstanding	78,877	87,465

Adjusted Net Income Per Share (1)	$0.12	$0.10

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three months ended March 30, 2016 are calculated using the Company's year-to-date effective tax rate of 35.5%. Tax adjustments for the three months ended April 2, 2015 are calculated using the Company's 2015 year-to-date effective tax rate of 35.4%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/30/16		4/1/15
Company restaurant operations: (1)
Company restaurant sales	$90,386	100.0%	$85,982	100.0%
Costs of company restaurant sales:
Product costs	22,653	25.1%	21,444	24.9%
Payroll and benefits	34,461	38.1%	33,204	38.6%
Occupancy	4,800	5.3%	4,895	5.7%
Other operating costs:
Utilities	2,951	3.3%	3,176	3.7%
Repairs and maintenance	1,602	1.8%	1,450	1.7%
Marketing	3,242	3.6%	3,207	3.7%
Other	4,402	4.9%	3,932	4.6%
Total costs of company restaurant sales	$74,111	82.0%	$71,308	82.9%
Company restaurant operating margin (2)	$16,275	18.0%	$14,674	17.1%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$24,144	70.5%	$23,163	67.7%
Initial fees	526	1.5%	445	1.3%
Occupancy revenue	9,586	28.0%	10,581	31.0%
Total franchise and license revenue	$34,256	100.0%	$34,189	100.0%

Costs of franchise and license revenue:
Occupancy costs	$7,063	20.6%	$7,891	23.1%
Other direct costs	2,940	8.6%	3,087	9.0%
Total costs of franchise and license revenue	$10,003	29.2%	$10,978	32.1%
Franchise operating margin (2)	$24,253	70.8%	$23,211	67.9%

Total operating revenue (4)	$124,642	100.0%	$120,171	100.0%
Total costs of operating revenue (4)	84,114	67.5%	82,286	68.5%
Total operating margin (4)(2)	$40,528	32.5%	$37,885	31.5%

Other operating expenses: (4)(2)
General and administrative expenses	$16,927	13.6%	$16,936	14.1%
Depreciation and amortization	5,493	4.4%	5,024	4.2%
Operating gains, losses and other charges, net	(125)	(0.1)%	608	0.5%
Total other operating expenses	$22,295	17.9%	$22,568	18.8%

Operating income (4)	$18,233	14.6%	$15,317	12.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended
(increase vs. prior year)	3/30/16	4/1/15
Company Restaurants	3.5%	7.6%
Domestic Franchised Restaurants	2.3%	7.1%
Domestic System-wide Restaurants	2.5%	7.2%
System-wide Restaurants	2.1%	6.5%

Average Unit Sales	Quarter Ended
(In thousands)	3/30/16	4/1/15
Company Restaurants	$554	$538
Franchised Restaurants	$391	$388

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 30, 2015	164	1,546	1,710
Units Opened	1	11	12
Units Reacquired	1	(1)	—
Units Refranchised	(4)	4	—
Units Closed	—	(9)	(9)
Net Change	(2)	5	3
Ending Units March 30, 2016	162	1,551	1,713

Equivalent Units
Year-to-Date 2016	163	1,548	1,711
Year-to-Date 2015	160	1,537	1,697
Net Change	3	11	14